SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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ICRYSTAL, INC.
(Name of Registrant As Specified In Its charter)
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ICRYSTAL, INC.
6165 N.W. 86th Street, Johnston, Iowa 50131

INFORMATION STATEMENT
Pursuant to Section 14(c) of the Securities Exchange Act of 1934
April 13, 2007

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE BOARD OF DIRECTORS OF THE COMPANY.
WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
This Information Statement is first being furnished on or about April 13, 2007, to the holders of record as of the close of business on March 1, 2007, of shares of common stock, $.01 par value per share (the “Common Stock”) of ICrystal, Inc., a Delaware corporation (the “Company”), to notify such shareholders that, on March 1, 2007, the Company received the written consent in lieu of a meeting of shareholders from holders of a majority of the shares of Common Stock representing in excess of 69% of the total votes of the Company (the “Majority Shareholders”) approving the Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, pursuant to which the Company’s name will change to “ALL Fuels & Energy Company” (the “Name Change”). This Information Statement describing the approval of the Name Change is first being mailed or furnished to the Company’s shareholders on or about April 13, 2007, and such matters shall not become effective until at least twenty (20) calendar days after this Information Statement is first sent or given to shareholders pursuant to the requirements of Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

General
The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.

The Company will only deliver one Information Statement to multiple shareholders sharing an address, unless the Company has received contrary instruction from one or more of the shareholders. Upon written or oral request, the Company will promptly deliver a second copy of this Information Statement and any future annual reports and information statements to any shareholder to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any shareholder or shareholders sharing an address to which multiple copies are now delivered. You should direct any requests to the following address:

ICrystal, Inc., Attention: Investor Relations, 6165 N.W. 86th Street, Johnston, Iowa 50131
Telephone: (651) 998-0612
Interest of Certain Persons in or Opposition to Matters to be Acted Upon
No director, officer, nominee for election as a director, associate of any director, officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein which is not shared by all other shareholders pro rata in accordance with their respective interest.

INFORMATION PURSUANT TO SECTION 14F OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER
The information provided under this heading was not timely filed with the Securities and Exchange Commission by ICrystal, Inc. on Schedule 14f-1. The information required to be set forth on Schedule 14f-1 is set forth below.

Our board of directors has determined that our company is to become a producer of renewable fuels, particularly ethanol. To this end, on April 9, 2007, we acquired ALL Energy Company, a privately-held Delaware corporation based in Johnston, Iowa. The management of our company and ALL Energy is the same. Owners of 100% of the outstanding common stock of ALL Energy participated in the reorganization transaction.

Due to these circumstances, certain disclosure provided in this Information Statement assumes the completion of our acquisition of ALL Energy Company and references to “us”, “we” and “our” include ALL Energy Company, unless otherwise indicated.

Change-in-Control Transaction. On January 22, 2007, there occurred a change in control of ICrystal, Inc. Pursuant to a stock purchase agreement, ALL Energy Company, a Delaware corporation, purchased 4,700,000 shares, or 57.24%, of our outstanding common stock from David Loflin. ALL Energy paid $150,000 for the 4,700,000 shares of our common stock, which funds were derived from ALL Energy’s working capital.

In connection with this change-in-control transaction, our former directors, David Loflin and Waddell D. Loflin, resigned, having first appointed Dean E. Sukowatey, Brian K. Gibson and Steven J. Leavitt as our new board of directors.

Voting Securities. As of January 22, 2007, and March 1, 2007, the Company’s authorized capitalization consisted of 80,000,000 shares of Common Stock, $.01 par value per share, of which 8,210,754 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is outstanding. Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders of the Company.

Current Directors and Officers. The following table sets forth the current directors and officers of ICrystal, Inc.
Name	Age	Position(s)
Dean E. Sukowatey	54	President, Secretary and Director
Brian K. Gibson	40	Treasurer and Director
Steven J. Leavitt	54	Director
Our current officers and directors serve until the next annual meeting of our board of directors or until their respective successors are elected and qualified. All officers serve at the discretion of our board of directors. There exist no family relationships between our officers and directors. Certain information regarding the backgrounds of each of the officers and directors is set forth below.

Dean Sukowatey has been an officer and director of ALL Energy Company since its inception in August 2006. He has 19 years’ experience on Wall Street as a broker, trader, fund manager and consultant at several firms, including Merrill Lynch, Paine Webber, Lehman Brothers and A.G. Edwards. For more than the five years prior to becoming ALL Energy’s president in August 2006, he managed two private funds and provided consulting and investment banking services. Mr. Sukowatey graduated from the University of Wisconsin with a B.S. degree in Microbiology.

Brian K. Gibson has been an officer and director of ALL Energy Company since August 2006. He has, since 2000, served as CFO/Partner for StrataVizion, Inc. Mr. Gibson currently sits on the board of directors for the Madison County (Iowa) Health Trust Foundation and for Tri-Star Quarries, LLC. Prior to founding StrataVizion, he was CFO/Owner of a commercial/industrial general construction contractor. Mr. Gibson earned a B.A. degree in Finance from the University of Iowa, Iowa City, Iowa.

Steven J. Leavitt has been a director of ALL Energy Company since its inception in August 2006. He has, for more than the last five years, served as a senior project manager for Frank Baxter Construction Co., where his duties have included overseeing the construction of numerous large-scale construction projects throughout the U.S. Mr. Leavitt earned a Bachelor of Science degree in Construction Engineering from Iowa State University, Ames, Iowa.

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of the date hereof, information regarding beneficial ownership of our capital stock by the following:
-	each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent of any class of our voting securities;
-	each of our directors;
-	each of the named executive officers; and
-	all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying warrants held by that person are deemed to be outstanding if the warrants are exercisable within 60 days of the date hereof. All percentages in this table are based on a total of 8,210,754 shares of common stock outstanding as of the date hereof. Except as indicated in the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each of the shareholders in the table below is c/o ICrystal, Inc., 6165 N.W. 86th Street, Johnston, Iowa 50131.

Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percent(1)
Dean E. Sukowatey	-0- (1)	-0-
Brian K. Gibson	-0- (1)	-0-
Steven J. Leavitt	-0- (1)	-0-
ALL Energy Company	4,700,000	57.24%
David Loflin (2)	1,000,000	12.18%
Newlan & Newlan (3)	699,000	8.51%
All executive officers and directors as a group (3 persons)	-0- (1)	-0-
*	Less than 1%
(1)
ALL Energy Company currently owns 4,700,000, or 57.24%, of our outstanding shares of common stock. On January 29, 2007, we entered into a plan and agreement of reorganization with the shareholders of ALL Energy Company (all of whom are expected to sign such agreement), whereby we are to acquire all of the outstanding capital stock of ALL Energy Company in exchange for a total of 25,330,000 shares of our common stock. Upon the consummation of this transaction, a total of 33,540,754 shares of our common stock will be outstanding, and our officers and directors will own shares of our common stock as follows: Dean E. Sukowatey will own 6,343,689 shares of our common stock, Brian K. Gibson will own 62,987 shares of our common stock and Steven J. Leavitt will own 62,987 shares of our common stock. Collectively, our officers and directors will own 6,469,663 shares our common stock.

(2)	Mr. Loflin’s address is 8733 Siegen Lane, Suite 309, Baton Rouge, Louisiana 70810.
(3)	This law firm’s address is 2652 F.M. 407, Suite 230, Bartonville, Texas 76226. L. A. Newlan, Jr. and Eric Newlan are the partners in the law firm of Newlan & Newlan, our legal counsel.
The following table sets forth information regarding the beneficial ownership of our capital stock immediately following the acquisition of ALL Energy Company, assuming no issuances of shares of our common stock, except for the 25,330,000 shares to be issued in the reorganization agreement, by (i) each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent of any class of our voting securities, (ii) each of our directors, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group:

Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percent(1)
Dean E. Sukowatey	6,343,689	18.91%
Brian K. Gibson	62,987	*
Steven J. Leavitt	62,987	*
ALL Energy Company(2)	4,700,000	14.01%
Sun Bear, LLC(3)	5,479,872	16.34%
Heistand Farm Holdings, LLC(4)	1,889,611	5.63%
Richard B. Altorfer(5)	1,889,611	5.63%
James R. Broghammer(6)	1,799,628	5.36%
Scott D. Zabler(7)	1,799,628	5.36%
All executive officers, directors and founders, including ALL Energy Company, as a group (5) persons)	20,248,791	60.37%
*	Less than 1%
(1)	Based on 33,540,754 shares of our common stock outstanding, which number of shares assumes the completion of the acquisition of ALL Energy Company.
(2)	Following the completion of our acquisition of ALL Energy Company, ALL Energy Company will be one of our subsidiaries and will continue to own 4,700,000 shares of our common stock.
(3)
Sun Bear, LLC’s address is 2735 Villa Creek, Suite 175, Dallas, Texas 75234. Scott B. Gann is the owner of this entity and possesses voting and investment control of the shares owned by it. Sun Bear, LLC is a founder of ALL Energy Company.

(4)	Heistand Farm Holdings, LLC’s address is 514 Walker Street, Woodbine, Iowa 51579. Todd Heistand is an owner of this entity and possesses voting and investment control of the shares owned by it.
(5)	Mr. Altorfer’s address is 221 Forest Drive S.E., Cedar Rapids, Iowa 52403.
(6)	Mr. Broghammer’s address is 510 Tory Lane, Marion, Iowa 52302. Mr. Broghammer may be deemed to be a founder of ALL Energy Company.
(7)	Mr. Zabler’s address is 902 Lake Ridge Drive, Cedar Falls, IA 50613. Mr. Zabler may be deemed to be a founder of ALL Energy Company.
Executive Compensation. The following table sets forth in summary form the compensation received during each of the last three completed fiscal years by our chief executive officer and each executive officer who received total salary and bonus exceeding $100,000 during any of the last three fiscal years.

Annual Compensation	Long-Term Compensation
Name, Principal Position	Fiscal Year	Salary $	Bonus $	Other $	Securities Underlying Options	All Other Compen- sation
David Loflin	2006	-0-	76,500	-0-	-0-	-0-
President and Acting Chief Financial Officer	2005	-0-	-0-	-0-	-0-	-0-
2004	-0-	-0-	-0-	-0-	-0-
Employment Contracts and Termination of Employment and Change-in-Control Agreements. We have not entered into any employment agreement with either of our officers. However, ALL Energy Company has entered into an employment agreement with Dean Sukowatey, who is our current president. Mr. Sukowatey’s employment agreement has a term of seven years, ending in August 2013. Mr. Sukowatey’s annual salary is $240,000. In connection with his employment agreement, Mr. Sukowatey executed an indemnity agreement, a confidentiality agreement and an agreement not to compete.

We have no compensatory plan or arrangement that results or will result from the resignation, retirement or any other termination of an executive officer’s employment or from a change in control or a change in an executive officer’s responsibilities following a change in control.

Option/SAR Grants. We have never granted any stock options to any person, though we may do so in the future. We have never granted any stock appreciation rights (SARs), nor do we expect to grant any SARs in the foreseeable future.

Board of Directors Compensation; Meetings; Committees. Our full board did not meet during 2006, but did take action by unanimous written consent in lieu of a meeting on two occasions. Since our current directors took office, our board of directors have taken the following material actions:

-	January 22, 2007: Dean Sukowatey was elected President and Secretary and Brian K. Gibson was elected Treasurer.
-
January 25, 2007: Authorized the Plan and Agreement of Reorganization with ALL Energy Company. Authorized the Company’s entering into a consulting agreement with David Loflin, which has not yet been executed. Under the proposed agreement with Mr. Loflin, the Company would issue 200,000 shares of its common stock, in consideration of Mr. Loflin’s providing consulting services to the Company with respect to the day-to-day operations of a publicly-held company.

-	February 14, 2007: Authorized a change of the Company’s independent auditor from Mark Bailey & Company, Ltd. to Farmer, Fuqua & Huff, P.C.
-
March 1, 2007: Authorized a change of the Company’s corporate name to “ALL Fuels & Energy Company” and authorized the Company’s officers to take such actions as are necessary to effect the authorized name change.

-
March 12-23, 2007: Reviewed and, where appropriate, signed previously delinquent periodic reports prior to their filing on March 22 and 23, 2007. Specifically, these persons reviewed the following: Annual Report on Form 10-KSB for the year ended December 31, 2004; Quarterly Report on Form 10-QSB/A for the period ended March 31, 2005; Quarterly Report on Form 10-QSB for the period ended June 30, 2005; Quarterly Report on Form 10-QSB for the period ended September 30, 2005; Annual Report on Form 10-KSB for the year ended December 31, 2005; Quarterly Report on Form 10-QSB for the period ended March 31, 2006; Quarterly Report on Form 10-QSB for the period ended June 30, 2006; and Quarterly Report on Form 10-QSB for the period ended September 30, 2006.

-	March 23-26, 2007: Review Annual Report on Form 10-KSB for the year ended December 31, 2006.
Audit Committee. There currently does not exist an audit committee of our board of directors. However, our current board intends to form such a committee following completion of the acquisition of ALL Energy Company.

Compensation of Directors. We do not pay any of our directors for their services as directors. It is possible that our management could begin to pay our directors for meetings attended, grant a small number of stock options or issue shares of our common stock for their services. However, no specific determination in this regard has been made.

Certain Relationships and Related-Party Transactions.
Change-in-Control Transaction. In January 2007, there occurred a change in control of ICrystal, Inc. Pursuant to a stock purchase agreement, ALL Energy Company, a Delaware corporation, purchased 4,700,000 shares, or 57.24%, of our outstanding common stock from David Loflin. ALL Energy paid $150,000 for the 4,700,000 shares of our common stock, which funds were derived from ALL Energy’s working capital.

Reorganization Agreement with ALL Energy Company. On January 29, 2007, we entered into a plan and agreement of reorganization with the shareholders of ALL Energy Company, a Delaware corporation, pursuant to which ALL Energy became our wholly-owned subsidiary on April 9, 2007. Pursuant to the reorganization agreement, we issued a total of 25,330,000 shares of our common stock and acquired 100% of ALL Energy. In determining the number of shares of our common stock to be issued under the reorganization agreement, our board of directors did not employ any standard valuation formula or any other standard measure of value.

Prior to the change-in-control transaction, described above, ALL Energy had determined to become publicly held through a so-called “reverse merger” transaction, the other avenues of becoming publicly held being unavailable, in its management’s opinion. To that end, in early November 2006, David Loflin and Dean Sukowatey, then ALL Energy’s president, were introduced by our legal counsel. The concept of a reverse merger transaction was discussed by these gentlemen, but no financial agreement was reached. Again, in the middle of December 2006, Mr. Sukowatey, together with Scott B. Gann (owner of Sun Bear, LLC, one our founders), contacted Mr. Loflin in an attempt to reach a financial agreement. No such agreement was made at that time. Finally, on or about January 11, 2007, Messrs. Sukowatey, Gann and Loflin reached a financial agreement concerning ALL Energy’s purchasing control of ICrystal, Inc. This agreement was embodied in the stock purchase agreement described above between ALL Energy Company and Mr. Loflin.

ALL Energy Company currently owns 4,700,000 of our outstanding shares of common stock. Following the completion of the reorganization agreement, ALL Energy Company will continue to own these shares. A total of 33,540,754 shares of our common stock are outstanding, and our officers and directors own shares of our common stock as follows: Dean E. Sukowatey will own 6,343,689 shares of our common stock, Brian K. Gibson will own 62,987 shares of our common stock and Steven J. Leavitt will own 62,987 shares of our common stock. Collectively, our officers, directors, founders and ALL Energy Company own a total of 20,248,791 shares, or 60.37%, of our outstanding shares of common stock.

In determining the number of shares of our common stock to be issued under the reorganization agreement, our board of directors did not employ any standard valuation formula or any other standard measure of value.

Retention Bonus. In January 2007, our former president, David Loflin, was issued 2,000,000 shares our common stock, as a retention bonus for his agreeing to work as much as necessary for us to have the greatest opportunity to achieve success in establishing and expanding our start-up web page publishing business. Our board of directors believed it to be in our best interests and those of our shareholders to compensate Mr. Loflin in this matter. These shares were valued, for financial reporting purposes, at $.04 per share, or $80,000, in the aggregate.

ALL Energy Company - Stock Bonuses. In connection with their becoming members of the board of directors of ALL Energy Company, each of Brian K. Gibson and Steven J. Leavitt were issued 5,000 shares of ALL Energy Company’s common stock, as a bonus. These bonus shares were valued by ALL Energy Company at $3.00 per share, or $30,000, in the aggregate.

Retention Bonuses. In September 2006, our former president, David Loflin, was issued 2,250,000 shares of our common stock, as a bonus for his having served as our president without compensation for a period of in excess of two years. These shares were valued, for financial reporting purposes, at $.034 per share, or $76,500, in the aggregate. In November 2006, our former vice president, Waddell D. Loflin, was issued 100,000 shares of our common stock, as a bonus for his having served as our vice president without compensation for a period of in excess of two years. These shares were valued, for financial reporting purposes, at $.04 per share, or $4,000, in the aggregate.

Purchase of Intangible Assets - Web Page Publishing. In November 2006, we entered into, and consummated, three separate asset purchase agreements, each of which relates to our acquiring certain web site domains and Internet web pages associated therewith from their owners. We issued shares of our common stock in consideration of the web site domains and web pages associated therewith, as more particularly described below.

A.
We entered into one of the asset purchase agreements with James Kaufman, our former president. We issued 600,000 shares of our common stock to Mr. Kaufman, in consideration of 53 web site domains and Internet web pages associated therewith.

B.
We entered into one of the asset purchase agreements with Tommy Loflin. Mr. Loflin is the adult son of our then-CEO, David Loflin. We issued 200,000 shares of our common stock to Mr. Loflin, in consideration of 32 web site domains and Internet web pages associated therewith.

C.
We entered into one of the asset purchase agreements with David Loflin, our former CEO and a former director. We issued 500,000 shares of our common stock to Mr. Lolfin, in consideration of 35 web site domains and Internet web pages associated therewith.

As described elsewhere herein, these web site domains and Internet web pages associated therewith have been assigned to our subsidiary, Venus Associates, Inc., due to our determination to become a participant in the ethanol industry.

Our board of directors authorized the acquisition of these web site domains and Internet web pages associated therewith, following its determination that our company commence a new business that would have us developing and acquiring numerous web site domains and Internet web pages therefor. None of the web site domains nor any of the web pages associated therewith has ever been the part of a going business. In determining the number of shares of our common stock to be issued under the three separate asset purchase agreements, our board of directors did not employ any standard valuation formula or any other standard measure of value.

ALL Energy Company - Pre-incorporation and Subscription Agreement. The founders of ALL Energy Company, Dean Sukowatey and Sun Bear, LLC, a Texas limited liability company, entered into a pre-incorporation agreement and subscription. Under this agreement, each of these founders purchased all of their common stock of ALL Energy Company for nominal consideration. Further, this agreement requires that the shares of ALL Energy Company issued thereunder to Mr. Sukowatey and Sun Bear vote for Mr. Sukowatey as a director of ALL Energy, until such time they own together less than 50% of our outstanding common stock.

ALL Energy Company - Employment Agreement. ALL Energy Company has entered into an employment agreement with Dean Sukowatey, who is our current president. Mr. Sukowatey’s employment agreement has a term of seven years, ending in August 2013. Mr. Sukowatey’s annual salary is $240,000. In connection with his employment agreement, Mr. Sukowatey executed an indemnity agreement, a confidentiality agreement and an agreement not to compete.

ALL Energy Company - Stock Subscription Agreement. In September 2006, ALL Energy Company entered into a stock subscription agreement with certain persons (and an affiliated entity) who had been integrally involved in the pre-incorporation activities of ALL Energy Company. The following describes the important provisions of this stock subscription agreement:

-
the other parties to the stock subscription agreement were Dean Sukowatey, acting in his individual capacity, R.L. Bibb Swain, Rob Swain, James R. Broghammer, Scott D. Zabler, John F. Hopkins, Jr. and Midwest Biofuels, Inc., a company owned by Mr. Broghammer;

-
Mr. Bibb Swain, as the owner of Delta-T Corporation, agreed to cause Delta-T to negotiate, in good faith, a development agreement relating to the construction of five (5) ethanol production facilities, which agreement is to be on terms and conditions substantially the same as the terms and conditions contained in extant ethanol-related development agreements between Delta-T and unaffiliated third-parties (ALL Energy Company and Delta-T have entered into such a project development agreement);

-
Mr. Rob Swain and Mr. Bibb Swain, as the majority owners of Pacesetter Management Group, LLC, agreed to cause Pacesetter to negotiate, in good faith, a management agreement relating to the management of five ethanol production facilities, which agreement is to be on terms and conditions substantially the same as the terms and conditions contained in extant ethanol-related management agreements between Pacesetter and unaffiliated third-parties (the parties have not yet entered into this management agreement);

-	Mr. Sukowatey agreed to tender for cancellation 10.5% of the shares of ALL Energy Company common stock then-owned by him (the shares of Mr. Sukowatey were cancelled);
-
Midwest Biofuels, Inc. agreed to assign its option to acquire approximately 150 acres of land located in Manchester, Iowa, on which the Manchester facility is to be constructed, in consideration of $10,000 (this option was delivered and the subject land purchased by a subsidiary of ALL Energy Company in March 2007);

-
Upon the execution of each of the agreements with Delta-T and Pacesetter, each of Messrs, Swain, Swain, Broghammer, Zabler and Hopkins shall have the right, but not the obligation, to purchase 142,857 shares of ALL Energy Company common stock, for a cash consideration of $143.00; and

-
Each of Messrs. Swain, Swain, Broghammer, Zabler and Hopkins agreed to be bound by the terms and conditions of certain provisions of the pre-incorporation agreement and subscription described above, which provisions include an obligation to vote for Mr. Sukowatey as a director of ALL Energy Company, until such time as the founders of ALL Energy Company, including Messrs. Swain, Swain, Broghammer, Zabler and Hopkins, own less than 50% of the outstanding common stock of ALL Energy Company.

Should each of Messrs. Swain, Swain, Broghammer, Zabler and Hopkins purchase 142,857 shares of ALL Energy, assuming the completion of the acquisition of ALL Energy, our ownership of ALL Energy would be reduced to approximately 74%, without ALL Energy’s having received any significant value for the 26% ownership so purchased. It is likely that the purchases, if they occur, of this 26% ownership in ALL Energy would result in a significant one-time charge against our then-current earnings. The amount of any such charge against our earnings cannot be accurately predicted.

In June 2004, there occurred a change in control of ICrystal, Inc. Pursuant to an amended and restated stock purchase agreement, Woodstock Investments, LLC, a Louisiana limited liability company, purchased 602,588 shares (as adjusted for a subsequent 1-for-17 reverse split), or 51.91%, of our then-outstanding common stock from existing shareholders. In connection with this change in control, David Loflin and Waddell D. Loflin became our directors. Messrs. Loflin are brothers.

Director and Officer Indemnification. Our amended and restated certificate of incorporation contains provisions limiting liability of directors. In addition, we have entered into agreements to indemnify our directors and officers to the fullest extent permitted under Delaware law.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the registrant's officers and directors, and persons who own more than 10% of a registered class of the registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish the registrant with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during our most recent fiscal year and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year, no Section 16(a) forms were timely filed, as follows: (1) Woodstock Investments, LLC (10% owner): one Form 3, two Forms 4 reporting one transaction each and three Forms 5; (2) David Loflin (10% owner, former officer and director): one Form 3, four Forms 4 reporting one transaction each and three Forms 5; (3) Waddell D. Loflin (former officer and director): a Form 3, one Form 4 reporting one transaction and three Forms 5; (4) James Kaufman (former officer and director): one Form 3, one Form 4 reporting one transaction and one Form 5; Newlan & Newlan (former 10% owner): one Form 3 and one Form 5; and ALL Energy Company (10% owner): one Form 3. We have been advised by each of these persons that their respective reports will filed forthwith.

Legal Proceedings. We are not currently involved in any legal proceedings; ALL Energy Company is not currently involved in any legal proceedings.

The information provided hereafter relates to the change in corporate name of Icrystal, Inc., to which this Schedule 14C relates.
APPROVAL OF NAME CHANGE
Pursuant to the requirements of the General Corporation Law of the State of Delaware (“GCL”), on March 1, 2007, the members of the Board of Directors of the Company proposed and recommended to the shareholders the Name Change. The proposal is an amendment to the Amended and Restated Certificate of Incorporation to change the name of the Company to “ALL Fuels & Energy Company”. If the proposal had not been adopted by the Majority Shareholders, it would have been necessary for this action to have been considered by the Company’s shareholders at a special or annual shareholders’ meeting convened for at least the purpose of approving the Name Change.

The elimination of the need for a meeting of the stockholders to approve the Name Change is authorized by Section 228 of the GCL, which provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting of which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. Also, according to GCL, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company’s Amended and Restated Certificate of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting, and in order to effectuate the amendment as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company decided to utilize the written consent of the Majority Shareholders of the Company.

On March 1, 2007, the Majority Shareholders, by written consent in lieu of a meeting, approved a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation. No further consents, votes or proxies are or were necessary to effect the approval of the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation.

Under Delaware law, any dissenting stockholder is not entitled to appraisal rights with respect to the Certificate of Amendment covering the Name Change, and the Company will not independently provide shareholders with any such right.

Reason for Corporate Name Change
In January 2007, there occurred a change in control with respect to our company and new management was installed. Our new management determined that we will pursue a plan of business whereby we would become a producer of ethanol and its co-products. To that end, in January 2007, we entered into a plan and agreement of reorganization with ALL Energy Company, a Delaware corporation and a development-stage ethanol company. Our management and that of ALL Energy is the same.

Because our business plan is now to become a producer of ethanol and its co-products, our Board of Directors believes that it is appropriate to reflect in the name of the Company (1) a name similar to that of our acquisition target company, ALL Energy Company, and (2) a name that, in some measure, more accurately reflects the business plan of the Company.

Other Information About the Company and ALL Energy as a Combined Enterprise
Completion of ALL Energy “Reverse Merger” Transaction. The consummation of the reorganization agreement with ALL Energy occurred on April 9, 2007, as each condition to the consummation having been satisfied.

Current Management and Founders of ALL Energy. Information concerning our current directors and officers is set forth above under “INFORMATION PURSUANT TO SECTION 14F OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER”.

The founders of ALL Energy Company are Dean Sukowatey and Sun Bear, LLC, a Texas limited liability company owned by Scott B. Gann. Information with respect to Mr. Sukowatey’s background appears above.
Mr. Gann has been engaged in the stock brokerage business for over 14 years with several nationally-known brokerage firms. Currently, Mr. Gann is Managing Director of Investments at Sanders, Morris, Harris, Inc., in its Dallas, Texas, office. Mr. Gann is a director of Humanity Capital Holding Corp., a company that files periodic reports under the Securities Exchange Act of 1934. During his career in the financial industry, Mr. Gann has advised public and private companies and high-profile investors, provided investment banking advice and performed money management services for private investors. Mr. Gann is a graduate of Baylor University, Waco, Texas, where he earned a Bachelor of Business Administration degree from the Hankamer School of Business. Mr. Gann is a licensed stock broker, holding Series 63, Series 7 and Series 65 licenses. Mr. Gann is a defendant in a lawsuit styled Securities and Exchange Commission, Plaintiff, v. Scott B. Gann and George B. Fasciano, Defendants, United States District Court, Northern District of Texas, Dallas Division, Case No. 305CV-063L, filed January 10, 2005. In the complaint, it is alleged that Mr. Gann violated Section 10 of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder with respect to certain market timing practices in trading securities of certain mutual funds. The SEC is seeking a permanent injunction restraining Mr. Gann from violating Section 10 of the Exchange Act and Rule 10b-5 thereunder, disgorgement of Mr. Gann’s profits and an “appropriate civil monetary penalty”. Mr. Gann has filed denials of all claims made in the complaint. The government’s aiding and abetting claims against Mr. Gann were dismissed after a summary judgment hearing. Discovery in the lawsuit has been substantially completed and the parties await a trial date.

Company Capitalization Following Acquisition of ALL Energy. Information with respect to the current beneficial ownership of our capital stock immediately following the closing under the pending reorganization agreement with ALL Energy appears above under “INFORMATION PURSUANT TO SECTION 14F OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER”.

Risk Factors. You should carefully consider the risks described below before you decide to buy our common stock. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern.
In its opinion on our financial statements for the year ended December 31, 2006, our independent auditor, Farmer, Fuqua & Huff, P.C., expressed substantial doubt about our ability to continue as a going concern. This means that, when issuing its opinion relating to our December 31, 2006, financial statements, given our then-current and historical lack of capital, our independent auditor has substantial doubt that we will be able to continue as a going business concern. Please review the Report of Independent Registered Accounting Firm and Note 1 to the consolidated financial statements appearing in our Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, which report is incorporated herein by this reference.

Our lack of operating history makes it difficult to predict our future operating results.
Neither our company nor ALL Energy Company has an operating history upon which you can evaluate our business, which makes a purchase of our common stock speculative in nature.
We may never earn a profit.
Because we lack an operating history, we cannot assure you that we will ever earn a profit from our proposed ethanol-related operations.
We may be unable to obtain sufficient capital to pursue our growth strategy.
Currently, we do not have sufficient financial resources to implement our ethanol-related business plan. Specifically, we do not possess, or have commitments for the approximately $200 million needed to construct the Manchester facility or the approximately $100 million needed to purchase ACE Ethanol.

There is no assurance that we will be able to generate revenues that are sufficient to sustain our operations, nor can we assure you that we will be able to obtain additional sources of financing in order to satisfy our working capital needs.

If we are unable to manage future expansion effectively, our business may be adversely impacted.
In the future, we may experience rapid growth in operations, which could place a significant strain on our operations, in general, and the production of products, our internal controls and other managerial, operating and financial resources, in particular. If we do not manage future expansion effectively, our business will be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on our president; the loss of this officer could disrupt our operations and adversely affect the development of our business.
Our success in establishing our ethanol-related business plan will depend on the continued service and on the performance of our president, Dean Sukowatey, and, as we grow, other executive officers and key employees. While ALL Energy has entered into an employment agreement with Mr. Sukowatey, we have not done so. The loss of services of our key personnel for any reason could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have not purchased any key-man life insurance.

We will need to attract additional personnel with ethanol industry experience.
We believe our president will be able to satisfy our senior management needs for the initial phase of our business plan. Thereafter, due to our president’s lack of ethanol industry experience, we will be required to hire additional executive officers and other staff members with ethanol industry experience. Our inability to hire or retain experienced ethanol industry personnel would severely limit our ability to develop successfully our ethanol production operations.

On the occurrence of certain events, we will likely suffer substantial dilution in the ownership of ALL Energy Company, which could cause materially adverse changes to our operating results and financial condition.

Upon the occurrence of certain events, pursuant to a stock subscription agreement with five persons (and an affiliated entity) who had been integrally involved in the pre-incorporation activities of ALL Energy Company, each of these five persons shall have the right, but not the obligation, to purchase 142,857 (approximately 5.2%) shares of ALL Energy common stock, for a cash consideration of $143.00. The right to purchase the shares of ALL Energy common stock vests at such time as ALL Energy has entered into (1) a project development agreement with Delta-T Corporation relating to the construction of five ethanol production facilities of ALL Energy and (2) a plant management agreement with Pacesetter Management Group, LLC relating to the management of five ethanol production facilities of ALL Energy. As of the date hereof, ALL Energy has entered into an agreement with Delta-T, but has yet to do so with Pacesetter Management.

Should all of these persons purchase such shares of ALL Energy after our completing the acquisition of ALL Energy, our ownership of ALL Energy would be reduced to approximately 74%, without ALL Energy’s having received any significant value for the 26% ownership so purchased.

If they occur, it is likely that the purchases of this 26% ownership in ALL Energy would result in a significant one-time compensation-related charge against our then-current earnings. The amount of any such charge against our earnings cannot be accurately predicted.

It is likely that we will incur indebtedness to facilitate construction of the Manchester facility and to facilitate the proposed purchase of ACE Ethanol; we may be unable to repay any such indebtedness.

It is likely that we will incur significant indebtedness to finance construction of the Manchester facility or the purchase of ACE Ethanol. We cannot assure you that such indebtedness will not prevent us from earning a profit. In addition, we cannot assure you that we will be able to generate revenues that are sufficient to repay such indebtedness, nor can we assure you that we will be able to obtain additional sources of financing if and when needed. Should needed financing be unavailable or prohibitively expensive when we require it, it is possible that we would be forced to cease operations.

We have not obtained a commitment from a lender for the financing needed to construct the Manchester facility or to purchase between 70% and 100% of ACE Ethanol.
We require approximately $200 million to construct the Manchester facility and approximately $100 million to purchase ACE Ethanol. Our management believes it will be able to secure the financing, in the form of debt, equity or a combination thereof, necessary to complete these opportunities. However, no lender or other funding source has made any commitment to make a loan in any amount in this regard. Should we fail to obtain such financing, our plan of business would likely be unsuccessful and we may be forced to cease operations.

New ethanol production facilities under construction or decreases in the demand for ethanol may result in excess production capacity in our industry.
According to the Renewable Fuels Association (RFA), domestic ethanol production capacity has increased from 1.9 billion gallons per year (BGY) as of January 2001 to an estimated 5.01 BGY at the end of 2006. The RFA currently estimates that approximately 2.9 BGY of additional production capacity is proposed or under construction. The ethanol industry in the U.S. now consists of more than 110 production facilities. Excess capacity in the ethanol industry would have an adverse effect on our results of operations, cash flows and financial position. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (that is, the cost of producing only the next unit, without regard for interest, overhead or fixed costs). This incentive can result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover costs, including debt service.

Excess capacity may also result from decreases in the demand for ethanol, which could result from a number of factors, including regulatory developments and reduced U.S. gasoline consumption. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage. There is some evidence that this has occurred in the recent past as U.S. gasoline prices increased significantly.

Our future results of operations, financial position and business outlook will be highly dependent on volatile and uncertain commodity prices, as well as and the availability of supplies; our operating results could fluctuate substantially.

Our future operating results will be substantially dependent on commodity prices, especially prices for corn, natural gas, ethanol and unleaded gasoline. As a result of the volatility of the prices for these products, our operating results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into fixed-price contracts to sell ethanol or purchase corn, natural gas or other products or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks. There is no assurance that we will be successful in managing these risks.

Our business is subject to seasonal fluctuations.
Our operating results will be influenced by seasonal fluctuations in the price of our primary operating supplies, corn and natural gas, and the price of our primary product, ethanol. The spot price of corn tends to rise during the spring planting season in May and June and tends to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move conversely to that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, our ethanol prices are substantially correlated with the price of unleaded gasoline. The price of unleaded gasoline tends to rise during each of the summer and winter. We cannot predict how these seasonal fluctuations will affect our future operating results.

During the early phase of our operations, it is likely that we will be dependent on one production facility, and any operational disruption could result in a reduction of our sales volumes and could cause us to incur substantial losses.

Whether our first ethanol production facility is built or purchased by us, substantially all of our revenues will be derived from the sale of ethanol and the related co-products that we are able to produce at our first production facility. Our future operating results may be subject to significant interruption if a facility were to experience a major accident or to be damaged by severe weather or other natural disasters. Also, labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters may cause interruptions of our then operations. Some of these operational hazards, if they arise, may cause personal injury or loss of life, severe damage to, or destruction of, property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not be adequate to cover fully the potential of these operational hazards.

We may not be able to implement our expansion strategy as planned or at all.
We plan to develop our business by building new or purchasing existing ethanol production facilities and to pursue other ethanol-related business opportunities. Also, because our management believes that there is increasing competition for suitable production sites, it is possible that we may not find suitable future sites for construction of new facilities.

We require significant additional financing to implement our expansion strategy and we may not have access to the funding required for the expansion of our business or such funding may not be available to us on acceptable terms. We may finance the expansion of our business with debt or by issuing additional equity securities, or both. We would face financial risks associated with incurring indebtedness, such as reducing our liquidity and increasing the amount of cash flow required to service such indebtedness, or associated with issuing additional stock, such as dilution of ownership and earnings.

We must obtain numerous regulatory approvals and permits in order to construct ethanol production facilities. These requirements may not be satisfied in a timely manner or at all, which would have a materially adverse affect on our operating results.

Our construction costs may also reach levels that would make a new facility too expensive to complete or unprofitable to operate. We are in the preliminary design stage with respect to the Manchester facility. However, we have yet to enter into any construction contracts or other arrangements that might tend to limit our exposure to higher costs in constructing the Manchester facility. Also, during periods of construction, we may suffer significant delays or cost overruns as a result of a variety of factors, such as shortages of workers or materials, transportation constraints, adverse weather, unforeseen difficulties or labor issues, any of which could prevent us from commencing operations as expected at any of our proposed future facilities.

Potential future acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt our business, dilute shareholder value and adversely affect our financial results.

As part of our business strategy, we may consider acquisitions of building sites, production facilities, storage or distribution facilities and selected infrastructure. We may not find suitable acquisition opportunities. Acquisitions involve numerous risks, any of which could harm our business, including:

-
difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

-	difficulties in supporting customers of the target company or assets;
-	diversion of financial and management resources from existing operations;
-
the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized, if we had allocated the purchase price or other resources to another opportunity;

-	potential loss of key employees, customers and strategic alliances from either our current business or the business of the target;
-	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and
-	inability to generate sufficient revenue to offset acquisition costs.
Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing shareholders’ ownership may be diluted. As a result, if we fail properly to evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of those that we anticipate. The failure to evaluate and execute successfully acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results and, in turn, the market price for our common stock.

Growth in the sale and distribution of ethanol is dependent on the changes to, and expansion of, related infrastructure, which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside of our control for our operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

-	rail capacity;
-	storage facilities for ethanol;
-	truck fleets capable of transporting ethanol within localized markets;
-	refining and blending facilities to handle ethanol;
-	service stations equipped to handle ethanol fuels; and
-	the fleet of flexible fuel vehicles capable of using E85 fuel.
Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial position. Our business will be dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.

We may not be able to compete effectively in our industry.
In the U.S., we will compete with other corn processors, ethanol producers and refiners, including Archer Daniels Midland Company, VeraSun Energy Corporation, Aventine Renewable Energy Holdings, Inc. and Cargill, Inc. Currently, the top ten producers account for over 40% of the ethanol production capacity in the U.S., according to the RFA. Many of our expected competitors are divisions of substantially larger enterprises and possess substantially greater resources, financial and otherwise, than do we. In addition, relatively smaller, though larger than we, competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry. These smaller competitors operate smaller facilities which do not affect the local price of corn grown in proximity to the facility as much as larger facilities, like the Manchester facility, as proposed, do. Also, many of these smaller competitors are farmer-owned and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. A significant portion of production capacity in our industry consists of smaller-sized facilities. Most new ethanol plants under development across the country are independently owned. In addition, institutional investors and others could invest heavily in ethanol production facilities and cause an oversupply of ethanol, resulting in lower ethanol price levels that might adversely affect our future results of operations and financial position.

The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect our future results of operations and financial position.

The elimination or significant reduction in the blenders’ credit could have a material adverse effect on our results of operations and financial position. The cost of production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors who blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid $0.052 per gallon less tax, which equated to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and is scheduled to expire (unless extended) in 2010. The blenders’ credits may not be renewed in 2010 or may be renewed on different terms. In addition, the blenders’ credits, as well as other federal and state programs benefitting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part. The elimination or significant reduction in the blenders’ credit or other programs benefitting ethanol may have a materially adverse affect on our future results of operations and financial position.

Ethanol can be imported into the U.S. duty-free from some countries, which may undermine the ethanol industry in the U.S. Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset tax revenue lost due to the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. ethanol production per year. Imports from the exempted countries may increase as a result of new plants under development. Since production costs for ethanol in these countries are estimated to be significantly less than they are in the U.S., the duty-free import of ethanol through the countries exempted from the tariff may affect the supply of domestic ethanol and the price at which we sell our ethanol. In May 2006, bills were introduced in both the U.S. House of Representatives and U.S. Senate to repeal the $0.54 per gallon tariff. We do not know the extent to which the volume of imports would increase or the effect on U.S. prices for ethanol if this proposed legislation is enacted or if the tariff is not renewed beyond its current expiration in December 2007. Any changes in the tariff or exemption from the tariff could have a materially adverse effect on our future results of operations and financial position. In addition, NAFTA allows Canada and Mexico to export ethanol to the United States duty-free or at a reduced rate. Canada is exempt from duty under the current NAFTA guidelines, while Mexico’s duty rate is $0.10 per gallon.

The effect of the Renewable Fuels Standards (RFS) in the recent Energy Policy Act is uncertain. The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from MTBE to ethanol. The recently enacted energy bill, however, eliminated the mandated use of oxygenates and established minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline. Because biodiesel and other renewable fuels in addition to ethanol are counted toward the minimum usage requirements of the RFS, the elimination of the oxygenate requirement for reformulated gasoline may result in a decline in ethanol consumption, which in turn could have a material adverse effect on our results of operations and financial condition. The legislation also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator. In addition, the rules for implementation of the RFS and the energy bill are still under development.

Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on our results of operations. Under the Energy Policy Act, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency, or U.S. EPA, determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any waiver of the RFS with respect to one or more states would adversely reduce demand for ethanol and could have a material adverse effect on our results of operations and financial condition.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.
We will be subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations will require our facilities to operate under permits that are subject to renewal or modification. It is expected that we will be expected make significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits. We may lack the capital with which to achieve compliance, to the extreme detriment of our future operations results and financial condition.

Our competitive position, financial position and results of operations may be adversely affected by technological advances.
The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. We cannot predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with new technologies. In addition, advances in the development of alternatives to ethanol could significantly reduce demand for or eliminate the need for ethanol.

Any advances in technology which require significant capital expenditures to remain competitive or which reduce demand or prices for ethanol would have a materially adverse effect on our future results of operations and financial position.

Concentration of ownership of our common stock may prevent new investors from influencing significant corporate decisions.
Currently, ALL Energy Company owns approximately 57.24% of our outstanding common stock. Following the completion of the acquisition of ALL Energy Company, our officers, directors and ALL Energy Company will own approximately 49.64% of our then-outstanding common stock. These shareholders, as a group, will be able to control our management and our affairs. Acting together, they could control most matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. The concentration of ownership may also delay or prevent a future change of control of ICrystal, Inc. at a premium price, if these shareholders oppose it.

Anti-takeover provisions in our corporate documents may discourage or prevent a takeover.
Provisions in our restated certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition or merger in which we are acquired or a transaction that changes our board of directors. Specifically, these provisions:

-	authorize the board to issue preferred stock without shareholder approval;
-	prohibit cumulative voting in the election of directors;
-	limit the persons who may call special meetings of shareholders; and
-	establish advance notice requirements for nominations for the election of the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.
In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large shareholders, in particular those owning 15% or more of the outstanding voting stock, from consummating a merger or combination to which we are a party. These provisions could limit the price that investors might be willing to pay in the future for our common stock.

You will suffer substantial dilution in the net tangible book value of the common stock you purchase.
You will suffer substantial and immediate dilution, due to the lower book value per share of our common stock compared to the purchase price per share of our common stock. We cannot predict your actual dilution.

The market price of our common stock will continue to be extremely volatile, and it may drop unexpectedly.
The stock market in general, and the market for energy-related stocks in particular, has recently experienced dramatic fluctuations that have often been unrelated to the operating performance of companies. If market-based or industry-based volatility continues, the trading price of our common stock could decline significantly independent of our actual operating performance, and you could lose all or a substantial part of your investment. The market price of our common stock could fluctuate significantly as a result of several factors, including:

-	changes in public policy regarding alternative fuels, in general, and ethanol, in particular;
-	actual or anticipated variations in our results of operations;
-	announcements of innovations or significant price reductions by us or our competitors;
-	announcements by us or our competitors of significant contracts or acquisitions;
-	our failure to meet the performance estimates of investment research analysts;
-	changes in financial estimates by investment research analysts; and
-	general economic and market conditions.
Our common stock is a “penny stock”.
Our common stock trades on the Pink Sheets and is considered a “penny stock”, as long as it trades below $5.00 per share. Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure statement prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, as well as the monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. In this regard, it can be expected that investors in our common stock may find it more difficult to profit on their investments in our common stock.

OUTSTANDING SHARES AND VOTING RIGHTS
As of March 1, 2007, the date of action by the Majority Shareholders, the Company’s authorized capitalization consisted of 80,000,000 shares of Common Stock, $.01 par value per share, of which 8,210,754 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is outstanding.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of March 1, 2007, according to the stock transfer records of the Company and other information available to the Company, the following persons where known to be (i) the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock of the Company, (ii) and officers and directors of the Company individually and as a group. Unless otherwise indicated, the address for each of the shareholders in the table below is c/o ICrystal, Inc., 6165 N.W. 86th Street, Johnston, Iowa 50131.

Name and Address of Beneficial Owner	Capacity with Company	Amount and Nature of Beneficial Ownership(a)	Approximate Percent of Class	Number of Votes
Dean Sukowatey (b)	President, Secretary and Director	-0-	-0-	-0-
Brian K. Gibson (b)	Treasurer and Director	-0-	-0-	-0-
Steven J. Leavitt (b)	Director	-0-	-0-	-0-
ALL Energy Company	10% Shareholder	4,700,000 shares	57.24%	4,700,000 shares
David Loflin (c)	10% Shareholder	1,000,000 shares	12.18%	1,000,000 shares
Newlan & Newlan (d)	Shareholder	699,000 shares	8.51%	699,000 shares
All officers and directors as a group (3 persons)	-0-	-0-	-0-
(a)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible within 60 days of March 1, 2007, are generally deemed to be outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The Company currently has no outstanding options or warrants to purchase shares of its Common Stock. As of March 1, 2007, there were 8,210,754 shares of the Company’s common stock issued and outstanding.

(b)
ALL Energy Company currently owns 4,700,000, or 57.24%, of the outstanding shares of Common Stock of the Company. On January 26, 2007, the Company entered into a plan and agreement of reorganization with the shareholders of ALL Energy Company (all of whom are expected to sign such agreement), whereby the Company is to acquire all of the outstanding capital stock of ALL Energy Company in exchange for a total of 25,330,000 shares of Common Stock of the Company. Upon the consummation of this transaction, a total of 33,540,754 shares of Common Stock of the Company will be outstanding, and the Company’s officers and directors will own shares of Common Stock as follows: Dean Sukowatey will own 6,343,689 shares of Common Stock, Brian K. Gibson will own 62,987 shares of Common Stock and Steven J. Leavitt will own 62,987 shares of Common Stock.

(c)	Mr. Loflin’s address is 8733 Siegen Lane, Suite 309, Baton Rouge, Louisiana 70810.
(d)	The law firm’s address is 2652 F.M. 407, Suite 230, Bartonville, Texas 76226.
The total combined votes of all shareholders listed in the foregoing table is 5,700,000 votes out of a total of 8,210,754 votes, or 69.24% of the voting power.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document filed at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Company’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov/. At the end of this Information Statement is information on how to obtain copies of the Company’s periodic filings, if desired. They are also available on the SEC’s website.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
Shareholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Company at 6165 N.W. 86th Street, Johnston, Iowa 50131. Any communication should clearly specify it is intended to be made to the entire Board of Directors or to one or more particular director(s). Under this process, the recipient of the communication will review such correspondence and will forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the reviewer, deals with the functions of the Board of Directors, or that the reviewer otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to the members of the Board of Directors and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Board of Directors or the appropriate Committee thereof.

NO SOLICITATION OF PROXIES
This Information Statement is furnished to shareholders pursuant to the requirements of Section 14(c) under the Exchange Act to report action taken by written consent of the Majority Shareholders. No action is required upon the part of any other shareholder, and no proxy is being solicited. The cost of this Information Statement will be borne by the Company.

A COPY OF THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, ON FORM 10-KSB IS ATTACHED TO THIS INFORMATION STATEMENT. ADDITIONAL COPIES OF THE COMPANY’S ANNUAL REPORT ARE AVAILABLE TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO ICRYSTAL, INC., 6165 N.W. 86TH STREET, JOHNSTON, IOWA 50131, ATTN: INVESTOR RELATIONS.

Dated: April 13, 2007.	By Order of the Board of Directors,

By:	/s/ DEAN E. SUKOWATEY
Dean E. Sukowatey, President